UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 3, 2022

KludeIn I Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1096 Keeler Avenue

Berkeley, California 94708

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 246-9907

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one share of Class A Common Stock and one-half of one Redeemable Warrant	INKAU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	INKA	The Nasdaq Stock Market LLC

Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share, subject to adjustment	INKAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 3, 2022, KludeIn I Acquisition Corp., a Delaware corporation (the “Company”), and Near Intelligence Holdings Inc., a Delaware corporation (“Near”), entered into that certain Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”). The Amendment amends certain provisions set forth in that certain Agreement and Plan of Merger, dated as of May 18, 2022 (as amended by the Amendment and as may be further amended, restated and/or supplemented in accordance with its terms, the “Merger Agreement”), by and among the Company, Paas Merger Sub 1 Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub 2”), and Near.

As previously disclosed by the Company, pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), (i) Merger Sub 1 will merge with and into Near, with Near surviving the merger as a wholly-owned subsidiary of the Company (the “First Merger”), and (ii) immediately following the First Merger, Near, as the surviving entity of the First Merger, will merge with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The Mergers and the other transactions contemplated by the Merger Agreement are collectively referred to herein as the “Transaction”. In connection with the Transaction, among other things, the Company will change its corporate name to “Near Intelligence, Inc.”. The Transaction is subject to customary closing conditions, including the approval of the Company’s stockholders and the listing on The Nasdaq Stock Market of the shares to be issued to Near stockholders as merger consideration.

Amendment to Merger Agreement

The Amendment revises certain provisions of the Merger Agreement to reduce the size of the board of directors of the Company following the Closing from seven directors to five directors, with one director to be designated by the Company, one director to be designated by Near, and three directors who are independent under the rules of The Nasdaq Stock Market that are mutually agreed by the Company and Near prior to the Closing.

In addition, the Amendment revises provisions of the Merger Agreement relating to Near’s ability to incur additional indebtedness prior to the Closing and to amounts that will be counted toward the minimum cash condition to Closing. Specifically, the definition of “Permitted Debt” was expanded to include, among other things, any currently existing indebtedness of Near as well as up to $100,000,000 of original principal amount of indebtedness pursuant the Financing Agreement (as defined and discussed below) and any other financing agreements entered into with the prior written consent of the Company.

Pursuant to the Amendment, the minimum cash condition to Closing was revised such that, upon the Closing, the Company is required to have cash and cash equivalents, including funds remaining in its trust account (after giving effect to the payment of public stockholder redemptions) and the proceeds of any funded transaction financing, prior to the payment of the Company’s unpaid expenses and before repayment of any loans owed by the Company to its sponsor, at least equal to $95,000,000 less the aggregate amount of proceeds of any permitted equity financing and any Permitted Debt of Near (including pursuant to the Financing Agreement) that is eligible for drawdown following the Closing or was previously drawn down prior to the Closing.

Other than as expressly modified pursuant to the Amendment, the Merger Agreement, which was previously filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 19, 2022, remains in full force and effect. The foregoing description of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 8.01. Other Events.

On November 4, 2022, Near entered into that certain Financing Agreement (the “Financing Agreement”; capitalized terms used but not otherwise defined herein have the same definitions given to such terms in the Financing Agreement) as borrower with certain of its subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent. The Financing Agreement provides for senior secured term loans in an initial principal amount of up to $100 million. The proceeds of the term loans may be used for general corporate purposes and to refinance certain of Near’s existing credit facilities. Near’s obligations under the Financing Agreement are or will be guaranteed by certain of its domestic and foreign subsidiaries meeting materiality thresholds set forth in the Financing Agreement. Such obligations, including the guarantees, are secured by substantially all of the personal property of Near and the subsidiary guarantors.

Borrowings under the Financing Agreement accrue interest at a floating rate per annum equal to the Adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891%) or the Reference Rate, plus 8.75%, as the case may be. Borrowings under the Financing Agreement are scheduled to mature on November 4, 2026. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Financing Agreement at a per annum rate equal to 2.00% above the interest rate otherwise applicable to such obligations.

Under the terms of the Financing Agreement, Near established a controlled account (the “Specified Account”) into which $46 million of the proceeds of the total funded amount of the term loans were deposited. Upon the satisfaction of certain conditions (including no Default or Event of Default existing and Near maintaining the First Lien Leverage Ratios specified in the Financing Agreement), Near may request that funds credited to the Specified Account are released from the Specified Account to be used by Near. Upon the occurrence and continuance of any Event of Default or if the De-SPAC Mergers do not occur on or prior to March 31, 2023 (or such later date as may be agreed by the Administrative Agent in its sole discretion), then the funds credited to the Specified Account may be released and applied to prepay the Loans.

Near is required to pay customary fees and costs in connection with the Financing Agreement, including a commitment fee in an amount equal to 3.00% of the aggregate Term Loan Commitments on the Effective Date, a $250,000 loan servicing fee annually and an exit fee in an amount equal to 1.95% of the aggregate Term Loan Commitments as of the Effective Date to be paid upon termination of the Financing Agreement or the acceleration of the Loan.

The Financing Agreement requires that the Loan Parties and their subsidiaries make mandatory prepayments, subject to certain reinvestment rights and certain exceptions, with the proceeds of asset dispositions, events of loss, other Extraordinary Receipts and Indebtedness that is not permitted by the Financing Agreement. In addition, subject to certain exceptions, repayments of the Financing Agreement will be subject to early termination fees in an amount equal to (a) a make-whole amount equal to the amount of interest that would have otherwise been payable through the first anniversary of the Effective Date of the Financing Agreement, plus 3.0% of the principal amount of term loans repaid, if repayment occurs on or prior to the first anniversary of the Effective Date, (b) 2.0% of the principal amount of term loans prepaid, if repayment occurs after the first anniversary of the Effective Date but on or prior to the second anniversary of the Effective Date and (c) 0.0%, thereafter.

The Financing Agreement contains customary representations, warranties, events of default and covenants by the Loan Parties and their subsidiaries, subject to customary materiality, material adverse effect and knowledge qualifiers. The Financing Agreement also contains (a) certain affirmative covenants that impose certain reporting and/or performance obligations on the Loan Parties and their subsidiaries, (b) certain negative covenants that generally limit, subject to various exceptions, the Loan Parties and their subsidiaries from taking certain actions, including, without limitation, incurring indebtedness, making investments, incurring liens, paying dividends and engaging in mergers and consolidations, sale and leasebacks and asset dispositions, (c) financial maintenance covenants in the form of a maximum leverage ratio and minimum liquidity, (d) customary events of default for financings of this type and (e) cash management and anti-cash hoarding obligations. Obligations under the Financing Agreement may be declared due and payable upon the occurrence and during the continuance of customary events of default.

In connection with the Financing Agreement, Near granted warrants to affiliates of the Lenders to purchase fully paid and non-assessable shares of common stock (the “Blue Torch Warrants”), which are exercisable for an aggregate of 9,660 shares of Near’s common stock, currently representing 2% of Near’s fully diluted capitalization, with a per share exercise price of $0.001. The Blue Torch Warrants may be exercised on a cashless basis. The Blue Torch Warrants are exercisable for a term beginning on the date of issuance and ending on the earlier to occur of ten years from the date of issuance or the consummation of certain acquisitions of Near as set forth in the Blue Torch Warrants. The number of shares for which the Blue Torch Warrants are exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Blue Torch Warrants. In addition to the cashless exercise right, holders of the Blue Torch Warrants may, at any time on the earlier to occur of two years from the date of issuance or the occurrence of certain default and indebtedness-based triggers, tender the Blue Torch Warrants for such warrant’s pro rata share of $10 million.

The foregoing summaries of the Financing Agreement and the Blue Torch Warrants do not purport to be complete and are qualified in their entirety by the full text of the Financing Agreement (a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference) and the Form of Blue Torch Warrants (a copy of which is attached hereto as Exhibit 99.2 and is incorporated herein by reference), respectively.

The Financing Agreement, the Blue Torch Warrants and the related Loan Documents contain representations and warranties by each of the parties thereto, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Financing Agreement, the Blue Torch Warrants and the related Loan Documents were made solely for the benefit of the parties to such agreements; are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure schedules; may have been made for the purposes of allocating contractual risk between the parties to such agreements instead of establishing these matters as facts; and are subject to standards of materiality applicable to the contracting parties that may differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Near, the Company or any of their subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of such agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

On November 9, 2022, Near issued a press release related to the Financing Agreement, a copy of which is hereto attached as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
2.1	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2022, by and among KludeIn I Acquisition Corp., Paas Merger Sub 1 Inc., Paas Merger Sub 2 LLC and Near Intelligence Holdings Inc.
99.1	Financing Agreement, dated as of November 4, 2022, by and among Near Intelligence Holdings, Inc., the Guarantors, the Lenders, and Blue Torch Finance LLC.
99.2	Form of Warrant Certificate.
99.3	Press Release, dated November 9, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2022

KLUDEIN I ACQUISITION CORP.

By:	/s/ Narayan Ramachandran
	Name:	Narayan Ramachandran
	Title:	Chief Executive Officer

4